SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          Under Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                                           Commission File Number   333-03296
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                        UNITED COMMUNITY BANKSHARES, INC.
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             (Exact name of Registrant as specified in its charter)

                             100 EAST FOURTH STREET
                    FRANKLIN, VIRGINIA 23851, (757) 562-5184
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(ii)   [ ]
            Rule 12g-4(a)(2)(ii)   [ ]          Rule 15d-6             [ ]
            Rule 12h-3(b)(1)(i)    [ ]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic Financial Corp., as successor by merger to United Community Bankshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  December 15, 1998              By: /s/ Kenneth E. Smith
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                                          Kenneth E. Smith
                                          Executive Vice President and
                                             Chief Financial Officer